Exhibit 99.1

Kiwibox Teen Ad Network Rapidly Expands to Over 17 Million Unique Visitors

Popular teen social network and online magazine continues to offer advertisers and marketers unique ways to reach their target youth demographic

New York, NY – March 11, 2009– Magnitude Information Systems, Inc. (http://Magnitude.com) (OTC Bulletin Board: MAGY.OB – News) disclosed today the following developments concerning Kiwibox, its primary business unit.

Today Kiwibox, a social networking destination and online magazine focused exclusively towards teens, announced that their Teen Network has grown significantly since its launch with Burst Media (http://BurstMedia.com) in December 2008.  The network has now expanded to reach more than 17 million U.S.-based unique visitors per month and is comprised of teen-focused websites that offer brand advertisers and marketers a targeted method for reaching this key consumer demographic.

For advertisers, the Kiwibox Teen Network represents an efficient way to reach a highly valued audience in a fully transparent, youth-safe environment.  For publishers, it enables them to monetize their inventory more effectively with access to larger brand campaigns as well as participate in other partnership opportunities, providing additional revenue streams.

“With the current economic environment impacting budgets across the industry, marketers and advertisers have responded overwhelmingly to the unique opportunity presented them in the Kiwibox Network,” said Mike Howard, COO and co-founder of Kiwibox.  “The campaigns created on the Kiwibox Network are both fun and engaging, which creates a win-win scenario for both the brand and the site visitor.  By expanding this to multiple platforms, including mobile web and SMS, a brand is getting significant exposure to the largest, most appropriate audience possible."

Unlike traditional ad networks, the Kiwibox Network allows advertisers to reach teens using standard placements as well as creative out-of-the-box integration opportunities. Now including 80 premier sites, the network continues to attract new partners every day, drawn to the innovative ways they are now able to reach their target audience.

"We have been partners with Kiwibox.com for over 9 years, and the Kiwibox Network is an excellent example of the way we grow hand-in-hand with our publishers," said Don Byrnes Executive Vice President of Sales for Burst Media. "Since the launch in December, the Kiwibox Network has rapidly grown to over 17 million unique visitors and is becoming one of the largest, fully customizable marketing vehicles to address the teen demographic."

Since its founding in 1999, Kiwibox has been a leader in the teen space.  The company is constantly enhancing its member offerings and recently added new features like: a streaming music video library from Universal Music Group (UMG), enhanced profiles, daily entertainment news, a revamped game section, exclusive video content and a mobile version of the site. Kiwibox membership has since grown dramatically and is now over 2.4 million teens worldwide.

To learn more about the Kiwibox Teen Network please visit: http://KiwiboxNetwork.com.

About Kiwibox
Founded in 1999, Kiwibox.com is the first social networking destination and online magazine where teens produce, discover, and share content. With over 2.4 million members, Kiwibox is a leader in the teen space and provides its members with fully customizable profiles, daily news and articles, interactive games for real world prizes, a streaming music video library and a mobile version of the site, among other features. For advertisers and marketers, the Kiwibox Teen Network provides one of the largest distribution and marketing channels to connect companies to the highly sought after teen audience in a controlled and interactive environment. Kiwibox is the primary business unit of Magnitude Information Systems, Inc. (http://Magnitude.com) (OTC Bulletin Board: MAGY.OB – News). For more information, please visit http://Kiwibox.com or, http://KiwiboxNetwork.com.

This press release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results, depending on a variety of factors. Potential factors that could impact results include the general economic conditions in different countries around the world, fluctuations in global equity and fixed income markets, exchange rates, rating agency actions, resolution of pending regulatory investigations and related issues, including those related to compensation arrangements with underwriters, pension funding, ultimate paid claims may be different from actuarial estimates and actuarial estimates may change over time, changes in technology and internet developments, commercial property and casualty markets and commercial premium rates, the competitive environment, the actual costs of resolution of contingent liabilities and other loss contingencies, and the heightened level of potential errors and omissions liability arising from placements of complex policies and sophisticated reinsurance arrangements in an insurance market in which insurer reserves are under pressure. Further information, concerning the Company and its business, including factors that potentially could materially affect the Company's financial results, is contained in the Company's filings with the Securities and Exchange Commission.

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